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                                                                     Exhibit (i)

                          [On Vedder Price Letterhead]

                                                              September 12, 2002



ABN AMRO Funds
161 North Clark Street
Chicago, Illinois  60601

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement") being filed by ABN AMRO Funds, a Delaware statutory trust (the "Trust"), in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares") in the following series (the "Funds"), which are further classified and designated as follows: ABN AMRO Global Emerging Markets Fund (Class N Shares) and ABN AMRO/Chicago Capital Growth Fund (Class C Shares).

         As counsel to the Trust, we have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Trust Instrument dated September 8, 1993, the Trust's Certificate of Trust, dated September 8, 1993 and filed on September 10, 1993, as amended by the Certificate of Amendment dated February 25, 1998 and filed and effective on March 3, 1998, and the Certificate of Amendment dated September 10, 2001 and filed on September 10, 2001 and effective September 21, 2001, and the Trust's By-Laws dated September 10, 1993, as amended March 18, 1999, are presently in full force and effect and have not been amended in any material respect except as provided above, and that the resolutions adopted by the Board of Trustees of the Trust on June 21, 2001, September 20, 2001, March 21, 2002 and June 20, 2002, relating to organizational matters, securities matters and the issuance of the Shares described in the Registration Statement are presently in full force and effect and have not been amended in any material respect, we advise you and opine that
(a) the Trust is a Delaware statutory trust validly existing under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Funds; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Trust Instrument and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be
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[VEDDER PRICE LOGO]

ABN AMRO Funds
September 12, 2002
Page 2


applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                              Very truly yours,





                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ
COK/DAS